                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.       )

         Filed by the Registrant / /

         Filed by a Party other than the Registrant / /

         Check the appropriate box:

         /x/  Preliminary Proxy Statement   / /  Confidential,or Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
         / /  Definitive Proxy Statement

         / /  Definitive Additional Materials

         / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  The Stanley Works
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         /x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
             14a-6(i) (2) or Item 22(a)(2) of Schedule 14A.

         / / $500 per each party to the controversy pursuant to Exchange Act
             Rule 14a-6(i)(3).

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
         (5) Total Fee paid:

--------------------------------------------------------------------------------

         / / Fee paid previously with preliminary materials.

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

--------------------------------------------------------------------------------
         (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
         (3) Filing Party:

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         (4) Date Filed:

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
PRELIMINARY COPIES                                     DRAFT -- FEBRUARY 8, 1996

================================================================================

                        [STANLEY LOGO] THE STANLEY WORKS

================================================================================


                                                            March 8, 1996

Dear Fellow Shareholder:

      You are cordially invited to attend Stanley's Annual Meeting of Shareholders to be held at 9:30 a.m. on Wednesday, April 17, 1996, at the Stanley Center, 1255 Corbin Avenue, New Britain, Connecticut.

      You will be asked at the meeting to elect directors and to approve Ernst & Young as Stanley's independent auditors for 1996.

      You will also be asked to approve amendments to the Restated Certificate of Incorporation to increase the number of authorized common shares from 110,000,000 to 200,000,000.

      As set forth in the accompanying Proxy Statement, which you are urged to read, your Board of Directors recommends that you vote "FOR" the proposals.

      At the meeting, management will also report on Stanley's affairs and a discussion period will be provided for questions and comments.

      The Board of Directors appreciates and encourages shareholder participation in Stanley's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request you to SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE.

      Thank you for your cooperation.

                                Very truly yours,



                                RICHARD H. AYERS
                                Chairman and
                                  Chief Executive Officer

================================================================================

                                THE STANLEY WORKS

================================================================================


      NOTICE OF                                                    March 8, 1996
 ANNUAL MEETING
OF SHAREHOLDERS    To the Shareholders:

                        The Annual Meeting of Shareholders of The Stanley Works
                   will be held at the Stanley Center, 1255 Corbin Avenue, New Britain, Connecticut on Wednesday, April 17, 1996, at 9:30 a.m., for the following purposes:

                        (l)  To elect eight directors.

                        (2) To approve amendments to the Restated Certificate of Incorporation to increase the number of authorized common shares from 110,000,000 to 200,000,000.

                        (3) To approve Ernst & Young as independent auditors of the Corporation for the year 1996.

                        (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

                        Shareholders of record at the close of business on
                   February 9, 1996 are entitled to vote at the meeting.

                                                           STEPHEN S. WEDDLE
                                                                       Secretary

                   =============================================================
                   WHETHER YOU OWN ONE SHARE OR MANY, YOU ARE URGED TO SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE PAID ENVELOPE PROVIDED.



Important

                                THE STANLEY WORKS
                         NEW BRITAIN, CONNECTICUT 06053
                            TELEPHONE (860) 225-5111

                                                                   March 8, 1996

                                 PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS APRIL 17, 1996

    The accompanying proxy and this proxy statement are first being sent to shareholders on March 8, 1996; such proxy is solicited by the Board of Directors and all the expenses of the solicitation will be borne by the Corporation. The solicitation will be by mail, and may also be made personally and by telephone by officers and employees of the Corporation and by representatives of Morrow & Co., Inc.; the additional expense of the latter's assistance is estimated not to exceed $6,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation will reimburse them for their reasonable expenses in so doing.

VOTING

    The Corporation has only one class of shares outstanding. The Board of Directors has fixed the close of business on February 9, 1996 as the record date for determination of shareholders entitled to notice of and to vote at the meeting. As of February 9, 1996, there were outstanding (exclusive of shares held in the treasury) 44,500,521 common shares of $2.50 par value, each such share being entitled to one vote. At any time prior to the meeting, a shareholder may revoke his or her proxy by filing a proxy bearing a later date. If a shareholder attends the meeting, such shareholder may revoke his or her proxy at that time and vote in person. Proxies will be voted as directed by the shareholder, and, if the shareholder so directs in the space indicated on the proxy, will be kept confidential from the Corporation pursuant to the Corporation's policy on confidential proxy voting. Unless otherwise directed, proxies will be voted for the election of the eight nominees for director listed below, for the approval of amendments to the Restated Certificate of Incorporation, and for the approval of Ernst & Young as the independent auditors of the Corporation. Signed but unmarked proxies will be counted as favorable votes; pursuant to Connecticut law, broker non-votes and proxies marked as abstentions will not be counted as favorable votes. The favorable vote of a majority of the shares represented at the meeting is required for the election of directors, and for the approval of Ernst & Young. The favorable vote of a majority of the outstanding shares is required for the approval of amendments to the Restated Certificate of Incorporation. Pursuant to the Corporation's By-Laws, no business may be transacted at the meeting other than the business specified in the notice of the meeting, business properly brought before the meeting at the direction of the Board of Directors, and business properly brought before the meeting by a shareholder who has given notice to the Corporation's Secretary received after January 20, 1996 and before February 19, 1996; no such notice has been received.

ELECTION OF DIRECTORS

     By action of the Board of Directors pursuant to the provisions of the Corporation's By-Laws, the number of directors to be elected is eight. Pursuant to the Corporation's By-Laws, any nomination by a shareholder must be by proper notice given to the Corporation's Secretary not later than March 18, 1996. The nominations of the Board of Directors are set forth on pages 2, 3 and 4. The persons elected as directors will serve until the Annual Meeting of Shareholders indicated, and in each case until the particular director's successor has been elected and qualified.

     The Board recommends a vote FOR the nominees. All of the nominees are directors who were previously elected by the shareholders as directors except for Mannie L. Jackson and Kathryn D. Wriston. If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted, in the discretion of those named as proxies, for a substitute nominee.

     Under the Corporation's rules for retirement of directors, a director is to retire as of the date of the Annual Meeting of Shareholders next following his or her seventieth birthday. The Board has asked Mr. McNerney and Mrs. Michelson to serve one additional year as directors as an exception to this rule. Mr. Scott will be 70 in June 1996 and, accordingly, his retirement as a director will commence immediately following the 1997 Annual Meeting. As a result, Mr. McNerney, Mrs. Michelson and Mr. Scott are standing for election as directors for terms expiring at the 1997 Annual Meeting. In order to create vacancies in the Class of 1997, Mr. Fiedler and Mr. Lorch, who are currently members of that Class, are resigning as directors effective with the 1996 Annual Meeting, and then are standing for re-election at the 1996 Annual Meeting as members of the Classes of 1999 and 1998, respectively.

            INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS
                      TERMS EXPIRING AT 1997 ANNUAL MEETING

[PHOTO]         WALTER J. MCNERNEY, Herman Smith Professor of Health Policy, J.
                L. Kellogg Graduate School of Management, Northwestern University since 1982; Chairman and a director, American Health Properties, Inc. since 1988; and managing partner of Walter J. McNerney and Associates, a management consulting firm in the health field, since 1982. From 1978 until 1981 he was President and chief executive officer, Blue Cross and Blue Shield Associations, the national coordinating agencies for 135 Blue Cross and Blue Shield plans. He is a director of Hanger Orthopedic Group, Inc., Medicus Systems, Inc., Nellcor, Inc., Osteo Tech, Inc., Value Health, Inc. and Ventritex Inc.

                Mr. McNerney was elected a director in 1980 and is a member of the Finance and Pension and Audit Committees. He is 70 years old and owns 16,532 shares.

[PHOTO] GERTRUDE G. MICHELSON, until 1994 Senior Advisor and a director of R. H. Macy & Co., Inc., where she served as Senior Vice President for External Affairs until her retirement in 1992; she had been an officer of its major subsidiary since 1970. She is a director of Federated Department Stores, General Electric Company, The Chubb Corporation, and The Goodyear Tire & Rubber Company.

                A director since 1979, Mrs. Michelson is Co-chair of the Board Affairs and Public Policy Committee and a member of the Compensation and Organization and Executive Committees; she served in 1995 as a member of the Ad Hoc Strategic Planning Committee. She is 70 years old and owns 15,835 shares.

            INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS
                      TERM EXPIRING AT 1997 ANNUAL MEETING

[PHOTO] JOHN S. SCOTT, retired as Chairman and Chief Executive Officer of Richardson-Vicks Inc., a subsidiary of The Procter & Gamble Company, in 1987; he had been chief executive officer of Richardson-Vicks Inc. since 1975. He is Chairman of the Cambridge Biotech Corporation, and a director of The Perkin-Elmer Corporation, Fleet Financial Group and Creative Products Resource, Inc.

                Mr. Scott has been a director since 1984 and is a member of the Executive and Audit Committees and Chair of the Compensation and Organization Committee. He is 69 years old and owns 6,279 shares.

              INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE
                      TERM EXPIRING AT 1998 ANNUAL MEETING

[PHOTO] GEORGE A. LORCH, Chairman and Chief Executive Officer of Armstrong World Industries, Inc., since April 1994; he had been President and Chief Executive Officer since September 1993 and Executive Vice President and a director since 1988. He is a director of Household International, Inc.

                Mr. Lorch, a director since 1993, is a member of the Board Affairs and Public Policy and Compensation and Organization Committees; he served in 1995 as a member of the Ad Hoc Strategic Planning Committee. He is 54 years old and owns 700 shares.

            INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS
                      TERMS EXPIRING AT 1999 ANNUAL MEETING

[PHOTO] STILLMAN B. BROWN, Managing General Partner, Harcott Associates, since 1987. Formerly, he was Executive Vice President, Corporate Development of United Technologies Corporation, where he was chief financial officer from 1979 until 1986. He is a director of Shawmut National Corporation, and a member of the Board of Regents of the University of Hartford.

                Mr. Brown has been a director since 1985. He is Chair of the Audit Committee and is a member of the Executive and Finance and Pension Committees; he served in 1995 as a member of the Ad Hoc Strategic Planning Committee. He is 62 years old and owns 10,500 shares.

[PHOTO] EDGAR R. FIEDLER, Vice President and Economic Counsellor, The Conference Board, since 1975. He is a director of Zurich American Insurance Company, Brazil Fund, Scudder Fund, Inc., Scudder Institutional Fund, Inc., Harris Insight Funds, and Emerging Mexico Fund, and a trustee of AARP Income Trust, AARP Insured Tax-Free Income Trust, and AARP Cash Investment Funds.

                Mr. Fiedler, a director since 1976, is Chair of the Finance and Pension Committee and a member of the Board Affairs and Public Policy Committee. He is 66 years old and owns 25,858 shares.

            INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS
                      TERM EXPIRING AT 1999 ANNUAL MEETING

[PHOTO] MANNIE L. JACKSON, Chairman of Harlem Globetrotters International, Inc., a Division of MJA, Inc. He retired as Vice President of Honeywell Inc. after a 27 year career in 1995. He is a Director of Ashland Company, Jostens, Inc. and Martech Controls, a South African subsidiary of Honeywell Inc. Mr. Jackson, a director since May 1995, is a member of Audit Committee and the Finance and Pension Committee. He is 56 years old and owns 571 shares.

[PHOTO]         KATHRYN D. WRISTON, director of various organizations. Mrs.
                Wriston is a director of The Northwestern Mutual Life Insurance Company, Santa Fe Energy Resources Inc. and Waccaamaw Corporation. She is also a trustee of the Financial Accounting Foundation and the John A. Hartford Foundation. She is 57 years old and owns 3,000 shares.

              INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE
                      TERMS EXPIRING AT 1997 ANNUAL MEETING

[PHOTO] RICHARD H. AYERS, Chairman, President and Chief Executive Officer of the Corporation. He joined The Stanley Works in 1972 and was elected Group Vice President in 1982, Executive Vice President in 1984, President in 1985 and Chairman in 1989. He is a director of Connecticut Mutual Investment Accounts Inc., Connecticut Mutual Financial Services Series Fund 1, Inc., The Perkin-Elmer Corporation, Southern New England Telecommunications Corporation, New Britain General Hospital, and Connecticut Business & Industry Association.

                Mr. Ayers has been a director since 1985 and is chairman of the Executive Committee. He is 53 years old and owns 126,989 shares.

[PHOTO] EILEEN S. KRAUS, Chairman, Fleet Bank, N.A. (Connecticut) since December 1995. She had been President, Shawmut Bank Connecticut, N.A. and Vice Chairman of Shawmut National Corporation since August 1992; Vice Chairman, Connecticut National Bank and Shawmut Bank, N.A. since June 1990 and Executive Vice President of those institutions since 1987. She is a director of Fleet Bank N.A., CPC International Inc., Kaman Corporation, and Yankee Energy Systems, Inc.

                Ms. Kraus was elected a director in 1993 and is a member of the Audit, Executive, and Finance and Pension Committees. She is 57 years old and owns 2,369 shares.

              INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE
                      TERMS EXPIRING AT 1998 ANNUAL MEETING

[PHOTO] JAMES G. KAISER, director of various organizations. Resigned 1996 as President and Chief Executive Officer and a director of Quanterra Incorporated, a subsidiary jointly owned by Corning Inc. and International Technology Inc., where he served from June 1993; from June 1992 he had been President of Enseco, an operating unit of Corning Lab Services, Inc., a subsidiary of Corning, Inc.; he had been Senior Vice President of Corning since 1986. He is a director of The Sun Company, Inc. He also serves The Mead Corporation and on the boards of International Association of Environmental Testing Laboratories and The Keystone Center, and on the advisory board of Wharton Spencer Stuart Directors Institute.

                Mr. Kaiser has been a director since 1992 and is a member of the Audit Committee and the Compensation and Organization Committee. He is 53 years old and owns 3,520 shares.

[PHOTO] HUGO E. UYTERHOEVEN, Timken Professor of Business Administration, Graduate School of Business Administration, Harvard University, where he has been a member of the faculty since 1960. He is a director of BBC Brown, Boveri & Company, Ltd., Bombardier, Inc., Ciba-Geigy A.G., Ecolab, Inc. and Harcourt General, Inc.

                Professor Uyterhoeven has been a director since 1975 and is a member of the Finance and Pension Committee and Co-chair of the Board Affairs and Public Policy Committee. He is 64 years old and owns 7,335 shares.

[PHOTO] WALTER W. WILLIAMS, retired; served as Chairman of the Board and Chief Executive Officer and director of Rubbermaid Incorporated from 1991 to 1992; he had been President and Chief Operating Officer and a director of Rubbermaid since 1987. Previously, he was Senior Vice President, Corporate Marketing and Sales with General Electric Company. He is a director of Paxar Corporation.

                Mr. Williams has been a director since 1991 and is a member of the Board Affairs and Public Policy Committee, the Compensation and Organization Committee and Chair of the Ad Hoc Strategic Planning Committee. He is 61 years old and owns 800 shares.

     Six meetings of the Board of Directors were held during 1995. The Board has the following committees, the number of times each committee met in 1995 being given in parentheses: Executive (1), Audit (2), Committee on Board Affairs and Public Policy Committee (3), Finance and Pension (3), Compensation and Organization (5) and Ad Hoc Strategic Planning Committee (6). Membership on the various committees of the Board is noted in the biographical material above. Each incumbent director had an attendance record of 75% or greater at meetings, including meetings of committees, on which he or she served; attendance for all directors averaged 99%.

     The Executive Committee exercises all the powers of the Board of Directors during intervals between meetings of the Board; however, the Committee does not have the power to declare dividends or to do other things reserved by law to the Board.

     The Audit Committee nominates the Corporation's independent auditing firm, reviews the scope of the audit and approves in advance management consulting services, reviews with the independent auditors and the internal auditors their activities and recommendations including their recommendations regarding internal control, and meets with the independent auditors, the internal auditors and management, each of whom has direct and open access to the Committee. The Committee has invited all directors who are not members to attend any of the Committee's meetings such directors wish.

     The Board Affairs and Public Policy Committee makes recommendations to the Board as to board membership and will consider names submitted to it in writing by shareholders. The Committee also recommends directors for board committee membership and as committee chairs, and recommends compensation of directors. The Committee also provides guidance on major issues in areas of corporate social responsibility and public affairs, reviews and approves policy guidelines on charitable contributions and reviews all charitable contributions made.

     The Finance and Pension Committee advises in major areas concerning the finances of the Corporation and administers the pension plans of the Corporation and its subsidiaries.

     The Compensation and Organization Committee determines the compensation of officers other than the chief executive officer and chief operating officer (as to whom the Committee makes recommendations to the Board of Directors which then determines their compensation) and of non-officer senior executives. The Committee also administers the Corporation's senior executive compensation plans.

     The Ad Hoc Strategic Planning Committee, which disbanded in October 1995, provided guidance on the Corporation's planning process and strategic planning.

     For serving the Corporation as directors, directors receive an annual retainer of $21,000 and a fee of $1,000 for each Board or Committee meeting attended ($200 if attendance is by conference telephone). Committee chairs receive an additional annual fee of $1,000. Non-employee directors may defer any or all of their fees, with the deferred amounts accounted for either as shares of the Corporation or as cash accruing with interest at the treasury bill rate. Non-employee directors also receive bi-annually a ten-year option to purchase 500 of the Corporation's shares at an exercise price equal to the fair market value of such shares at the date of grant, and directors elected for the first time 1will receive Initial Options as described in the option plan.

SECURITY OWNERSHIP

     No person or group, to the knowledge of the Corporation, owns as much as five percent of the common shares, except as set forth below. State Street Bank & Trust Company, in various trustee capacities, owned as of December 31, 1995 of record 25.1% of the outstanding common stock. Included in these shares are 24.0% of the outstanding shares owned as Trustee under the Corporation's 401(k) Savings Plan for the benefit of the plan participants. The decisions with respect to the voting and the disposition of these shares are made by the respective plan participants.

(1) TITLE OF        (2) NAME AND ADDRESS OF              (3) AMOUNT AND NATURE OF     (4) PERCENT
    CLASS               BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP       OF CLASS
------------        -----------------------              ------------------------     -----------
Common Stock        State Street Bank & Trust Company    11,193,763 shares,               25.1%
$2.50 par value     225 Franklin Street                  in various trustee
                    Boston, Massachusetts 02100          capacities
-------------------------------------------------------------------------------------------------

     No director, nominee or executive officer owns more than .3% of the outstanding common stock. The executive officers and directors as a group own beneficially approximately 1% of the outstanding common stock, and the Corporation estimates present and former employees (including executive officers) own approximately 37% of the outstanding common stock. The following table sets forth information as of February 28, 1996 with respect to the shareholdings of the directors, nominees, each of the executive officers named in the table on page 11, and all directors and executive officers as a group (the beneficial owner of the shares shown for the most part has sole voting and sole investment power):

                                                                  COMMON SHARES
         NAME                                                     DIRECTLY OWNED
         ----                                                     --------------
         Richard H. Ayers ....................................     126,989  (1) (2) (3)
         Stillman B. Brown ...................................      10,500  (2)
         Thomas K. Clarke ....................................      38,856  (1) (2) (3)
         Edgar R. Fiedler  ...................................      25,858  (2) (4)
         Richard Huck ........................................      39,646  (1) (2)
         R. Alan Hunter ......................................      60,586  (1) (2) (3)
         Mannie L. Jackson  ..................................         571  (2) (4)
         James G. Kaiser .....................................       3,520  (2) (4)
         Eileen S. Kraus .....................................       2,369  (2) (4)
         George A. Lorch .....................................         700  (2)
         Walter J. McNerney ..................................      16,532  (2) (4)
         Gertrude G. Michelson ...............................      15,835  (2) (4)
         John S. Scott  ......................................       6,279  (2) (4)
         Hugo E. Uyterhoeven  ................................       7,335  (2) (4)
         Stephen S. Weddle ...................................      46,267  (1) (2)
         Walter W. Williams  .................................         800  (2)
         Kathryn D. Wriston  .................................       3,000
         Directors and executive officers as a group  ........     453,565  (1) (2) (3) (4) (5)

     (1) Includes shares held as of December 31, 1995 under the Corporation's Savings Plan, as follows: Mr. Ayers, 13,434 shares; Mr. Clarke, 8,189 shares; Mr. Huck, 6,136 shares; Mr. Hunter, 5,980 shares; Mr. Weddle, 8,844 shares; and all directors and executive officers as a group, 65,180 shares.

     (2) Includes shares which may be acquired by the exercise of stock options, as follows: Mr. Ayers, 67,039; Mr. Clarke, 23,441; Mr. Huck, 27,450; Mr. Hunter, 46,750; Mr. Weddle, 36,600; 500 in the case of each non-employee director except for Mr. Jackson; and all directors and executive officers as a group, 126,630.

     (3) Includes the share accounts maintained by the Corporation for those who have deferred their award payments under its Long-Term Stock Incentive Plans, as follows: Mr. Ayers, 27,667; Mr. Clarke, 4,046; Mr. Hunter, 1,330; and all directors and officers as a group, 35,272.

     (4) Includes the share accounts maintained by the Corporation for those of its directors who have deferred their director fees, as follows: Mr. Fiedler, 19,658 shares; Mr. Jackson, 471 shares; Mr. Kaiser, 2,698 shares; Mrs. Kraus, 1,769 shares; Mr. McNerney, 14,452 shares; Mrs. Michelson, 14,735 shares; Mr. Scott, 2,463 shares; and Mr. Uyterhoeven, 6,385 shares.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation and Organization Committee of the Board of Directors is composed of five non-employee directors. The Committee makes recommendations to the Board of Directors as to the salaries and as to the performance targets under the Management Incentive Compensation Plan ("MICP") for the chief executive officer and for the chief operating officer; the Board then determines the salaries and targets under the MICP for these two officers. The Committee, itself, determines the salaries and MICP targets for officers other than these two officers and for the five highest compensated non-officer senior executives. The Committee also administers the Long-Term Stock Incentive Plan ("LTSIP") and the Stock Option Plan. The Committee determined in October 1994 to cease making awards under the LTSIP (the last award under the LTSIP was made in November 1993 for the 1994-1998 award cycle); and to commence making annual grants of stock options under the 1990 Stock Option Plan, each initial grant in the case of those named in the table on page 11 to cover shares with a fair market value equal to about twice the salary of the respective optionees.

1995 AND 1996 CHANGES

     In May 1994, the Committee retained Hewitt Associates, a leading worldwide compensation consulting firm, to advise it with respect to executive compensation; Hewitt reported to the Committee in October 1994. Based on the Hewitt report, discussions with management and discussions within the Committee, the Committee determined to modify the components of the Corporation's executive compensation. It determined to continue, generally, to set base salaries below the median for the average of manufacturing companies (based on Hewitt's survey of 288 manufacturing companies), and, in keeping with a desire to "pay for performance" and retain and attract high quality management, to raise incentive payout targets. Moreover, the Committee determined to make no further awards under the LTSIP. Instead, the Committee determined that for 1995 it would emphasize growth by adding net sales growth to return on equity as a goal under the MICP, the annual incentive plan, and that it would begin to make annual stock option grants.

     In October 1995, the Committee determined that for 1996 it would emphasize growth and profitablility by using earnings per share (before restructuring and related charges and before asset write-offs) as the quantitative goal under the MICP for 1996, and would subject the calculated award to a discretionary increase or decrease of up to 50%.

OVERVIEW

     In addition to providing the benefits under the Corporation's pension and savings plans generally provided to all United States salaried employees, Stanley uses four elements in compensating its executives: salary; annual incentive based on return on shareholders' equity (1993, 1994, and 1995), net sales growth (1995), and earnings per share (1996); long-term incentive based on earnings growth; and ten-year stock options. The Committee believes that this combination of elements results in a substantial portion of total compensation being at risk and relating to the achievement of increased shareholder value through profitable growth.

     The Committee expects the total compensation package to be competitive, resulting in compensation in the middle range of U.S. manufacturing firms in years of average corporate performance and compensation above the norm in years of high levels of performance, after adjusting for the size (measured by net sales) of the Corporation. Based on Hewitt's 1995 executive compensation study covering 288 manufacturing companies, including 12 of those included in the Dow Jones Industrial

Diversified Group Index reflected in the line graph on page 15, the Committee believes that total compensation for those named in the table on page 11 falls within this target. The Committee intends to attract and retain officers and executives and motivate them to achieve defined business goals. The Committee intends to take appropriate steps so that the compensation paid to executive officers meets the requirements for "performance-based compensation" (including shareholder approval) and is therefore deductible for federal income tax purposes by the Corporation under Section 162(m) of the Internal Revenue Code.

SALARIES

     Each year the Corporation participates in a survey of salaries conducted by Hewitt Associates. Hewitt's 1995 survey covers 288 manufacturing corporations including 12 of those included in the Dow Jones Industrial Diversified Group Index reflected in the line graph on page 15. From these survey data, salary ranges are established each year for all executive positions within the Corporation. Actual base salary determinations are made on the basis of (a) these salary ranges, (b) individual performance (as evaluated by the Committee in its discretion), and (c) other factors that the Committee deems relevant. The 1995 salary of Mr. Ayers was about 20% below the median for these market survey data; this is in keeping with the Committee's philosophy of emphasizing at-risk corporate-performance-related compensation. Mr. Ayers' base salary was increased 5.1% as of July 1, 1995 to $515,000. The 1995 salaries of each of the others named in the table on page 11 ranged from about 30% below the median to about 5% above the median for their respective positions.

ANNUAL INCENTIVE BASED ON RETURN ON SHAREHOLDERS' EQUITY, NET SALES GROWTH, AND EARNINGS PER SHARE

     In 1995 the Committee used the MICP to compensate executives based on the Corporation's return on shareholders' equity (before restructuring and related charges and before asset writeoffs) and net sales growth. The MICP provides for annual incentive awards to selected key executives (150 for 1995). For those included in the table on page 11, these awards for 1995 were based on return on average shareholders' equity and sales growth. Return on equity targeted performance was 17% with maximum award if the return were 25% and with no incentive payment if the return had been less than 9%. Sales growth targeted performance was 10% with maximum award at 15% sales growth and with no payment if sales growth were less than 5%. For 1995, Mr. Ayers would have received an incentive payment of 90% of base salary at target performance and an incentive payment of 180% of base salary if maximum performance had been achieved. The others named in the table on page 11 would have received an incentive payment of between 60% and 80% of salary at target performance, with a maximum award of 2 times their target percentage if performance of 25% return on equity and 15% sales growth had been achieved. For 1995, the Corporation's return on average shareholders' equity equaled 16.6% and sales growth was 4.3%, resulting in a payout for those listed in the table on page 11 equal to 63% of target.

LONG-TERM INCENTIVE BASED ON EARNINGS GROWTH

    The Committee has determined to make no further awards under the LTSIP. Accordingly, there will be no further payments under this plan after the 1992-96, 1993-97 and 1994-98 award cycles are completed. The Committee has used the LTSIP to compensate executives in relation to the Corporation's long-term performance, based on attainment by the Corporation of goals in growth in earnings over a five-year award cycle. For the three remaining award cycles the targeted earnings growth rate at which a participant receives 100% of his or her target incentive award is equal to twice the rate of change over the award cycle of United States gross domestic product plus the rate of change of inflation. Awards are usually paid in shares, which are valued at their average value over the five-year award cycle. For those included in the table on page 11, targeted performance results in an award equal to 50% of average base salary, with a maximum award of 100% of average base salary if targeted performance is doubled, and no award if performance is less than 50% of target (the award is proportionately increased or decreased between this threshold and maximum directly in relation to increases or decreases in the earnings growth performance of the Corporation). Awards were not paid in 1995 in respect of performance for the five-year award cycle 1990-94 (as reflected in column (h) of the summary compensation table on page 11) because the Corporation's earnings growth did not achieve the threshold minimum rate of 3.54%; in fact, the Corporation's earnings growth for the five-year Award Cycle 1990-94 was 1.26%.

MARKET APPRECIATION OF THE CORPORATION'S SHARES

    The Committee uses the Stock Option Plan to compensate executives based on market appreciation of the Corporation's shares, creating for executives an identity of interest with the Corporation's shareholders. The Committee plans to make annual stock option grants to those included in the table on page 11 and to about 129 other key employees. It is anticipated that each optionee will be treated proportionately based on base salary and impact of position on corporate results, with grants covering shares with a value on the date of grant equal to about one to two times the annual salary of the particular optionee.

    The Corporation's 1990 Stock Option Plan provides for the grant of non-qualified stock options and incentive stock options to key employees. The options may be for a term of up to ten years with an exercise price equal to at least the fair market value of the Corporation's common stock at the time of grant.

    The committee has established guidelines for minimum stock ownership for participants in the Stock Option Plan. These guidelines provide that over a five-year period stock ownership will reach the following minimum levels, expressed as a multiple of base salary: five times for the chief executive officer, three times for the others appearing in the table on page 11, two times for others with corporate titles of vice president or who are the heads of business units, and one time for all other participants in the Plan.

CONCLUSION

    Through the programs described above, a very significant portion of the Corporation's executive compensation is linked directly to corporate performance and stock price appreciation. In the case of Mr. Ayers, approximately 55% of his 1995 compensation would have consisted of corporate-performance-based variable elements if target performance had been achieved. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

COMPENSATION AND ORGANIZATION COMMITTEE

   John S. Scott (Chair)
   James G. Kaiser
   George A. Lorch
   Gertrude G. Michelson
   Walter W. Williams

SUMMARY COMPENSATION TABLE

    Set forth below is information concerning the compensation earned for service in all capacities (including director fees for Mr. Ayers) during the last three fiscal years for the Corporation's chief executive officer and its next four most-highly compensated executive officers.

                                                             LONG-TERM
                                                           COMPENSATION
                                                           ------------
                                         ANNUAL
                                      COMPENSATION       AWARDS      PAYOUTS
                               ---------------------------------------------
         (a)              (b)      (c)         (d)        (g)         (h)         (i)
                                                                      LTIP      ALL OTHER
NAME AND PRINCIPAL                                      OPTIONS/     PAYOUTS  COMPENSATION
POSITION                 YEAR   SALARY($)    BONUS($)   SARS(#)        ($)         ($)
------------------------------------------------------------------------------------------
Richard H. Ayers
Chairman and CEO         1995     502,500     286,425    24,700/0       0        311,809
                         1994     480,000     470,674    25,250/0       0        301,810
                         1993     460,000     229,690         0/0       0        268,743
Thomas K. Clarke
V.P., Corp. Develop.     1995     197,000      74,860         0/0       0        166,417
                         1994     193,500     130,447    10,600/0       0        155,611
                         1993     186,000      63,851         0/0       0        128,524
Richard Huck
V.P., Finance and CFO    1995     214,500      95,095    11,200/0       0         36,763
                         1994     198,000     145,615    10,950/0       0         51,124
                         1993     158,500      57,220         0/0       0         34,484
R. Alan Hunter
President and COO        1995     319,000     161,627    16,000/0       0         38,039
                         1994     300,000     257,400    16,250/0       0         51,442
                         1993     262,500     107,355         0/0       0         42,044
Stephen S. Weddle
V.P., Gen. Counsel &
Secretary                1995     222,000      84,360    11,300/0       0        103,572
                         1994     212,000     142,918    11,600/0       0         99,799
                         1993     202,500      69,516         0/0       0         85,603

--------------------------------------------------------------------------------
(a)     Mr. Clarke retired December 31, 1995.

FOOTNOTE TO COLUMN (i) OF SUMMARY COMPENSATION TABLE

Consists of above-market interest (i.e., interest in excess of 6.88% in the case of amounts deferred prior to 1992 and interest in excess of 9.5% in the case of amounts deferred in 1992, 1993 and 1994) on deferred management incentive awards; contributions to defined contribution pension plan of 2% of salary and bonus for each of the first 10 years of employment, 4% for each of the next 10 years of employment, and 6% for each of the years thereafter (as of January 1, 1995, this plan was merged into the Corporation's defined benefit plan with the effect that contributions will not be made for 1995 and later years); company match (one-for-two up to 7% of base salary) to savings plan; and insurance premiums paid for life insurance in addition to the life insurance generally available to salaried employees (this insurance fully vests at age 62 in an amount equal to 1.5 times salary).

                         ABOVE-
                         MARKET      DEFINED    SAVINGS              COLUMN (i)
NAME           YEAR     INTEREST   2%, 4%, 6%    MATCH    INSURANCE    TOTAL
-------------------------------------------------------------------------------
R. H. Ayers    1995      267,248          0      34,061    10,500     311,809
               1994      228,696     42,581      20,820     9,713     301,810
               1993      193,156     43,248      20,664    11,675     268,743

T. K. Clarke   1995      140,733          0       6,895    18,789     166,417
               1994      117,521     10,294       9,007    18,789     155,611
               1993      100,462     10,269       8,353     9,440     128,524

R. Huck        1995       24,755          0       7,508     4,500      36,763
               1994       24,581     15,313       6,930     3,300      51,124
               1993       14,366     12,546       4,497     3,075      34,484

R. A. Hunter   1995       16,820          0      15,669     5,550      38,039
               1994       11,631     20,368      14,257     5,186      51,442
               1993        9,941     14,455      12,648     5,000      42,044

S. S. Weddle   1995       81,810          0      12,772     8,990     103,572
               1994       69,923     11,261       9,625     8,990      99,799
               1993       59,763     11,184       9,786     4,870      85,603

OPTION GRANTS IN 1995

The stock options granted in 1995 were granted on October 24 at market value that day of $46 per share. These grants are not exerciseable until the first anniversary of the date of grant.

-------------------------------------------------------------------------------------------------------------
                  Individual Grants
--------------------------------------------------------------------------          Potential Realizable
                                                                                      Value at Assumed
                                                                                    Annual Rates of Stock
                                                                                     Price Appreciation
                                   1995 Grants                                         for Option Term
-------------------------------------------------------------------------------------------------------------
                                    %of Total
                        Shares       Options
                      Underlying    Granted to    Exercise
                        Options     Employees     Price        Expiration
Name                    Granted      in 1995      ($/Share)       Date               5%              10%
 (a)                      (b)          (c)          (d)           (e)               (f)              (g)
-------------------------------------------------------------------------------------------------------------
R. H. Ayers             24,700       4.5%          46.00        10/23/2005   $      714,550    $    1,810,810
T. K. Clarke                --                        --                --               --                --
R. Huck                 11,200       2.0%          46.00        10/23/2005          324,007           821,096
R. A. Hunter            16,000       2.9%          46.00        10/23/2005          462,866         1,172,994
S. S. Weddle            11,300       2.1%          46.00        10/23/2005          326,899           828,427
All Shareholders            --         --             --                --    1,292,872,769     3,276,393,437
Named Executive
Officers' Percentage
of Realizable Value
Gained by All
Shareholders                --         --             --                --            0.12%             0.12%


AGGREGATED OPTION EXERCISES IN 1995 AND 1995 YEAR-END OPTION VALUES

                                             Number of          Value of Unexercised
                                       Securities Underlying
                                           Unexercised               In-the-Money
                                             Options                   Options
                  Shares                   at FY-End (#)             at FY-End ($)
                Acquired on     Value
                 Exercise     Realized     Exercisable/              Exercisable/
    Name            (#)          ($)       Unexercisable            Unexercisable
    (a)             (b)          (c)            (d)                      (e)
----------------------------------------------------------------------------------
R.H. Ayers             0            0       87,250/24,700        1,606,156/135,850
T. K. Clarke      11,159      169,995            23,441/0                820,376/0
R. Huck                0            0       27,450/11,200           474,506/61,600
R.A. Hunter            0            0       46,750/16,000           832,719/88,000
S.S. Weddle            0            0       37,600/11,300           684,800/62,150
----------------------------------------------------------------------------------

(c) Based on exercise price of $30.125 and fair market prices on the respective exercise dates of $43.4375 and $46.50.

(e) Based on exercise prices of $30.125 for options granted December 19, 1990, $40.375 for options granted October 26, 1994, and $46.00 for options granted October 24, 1995; and year-end share value of $51.50.

DEFINED BENEFIT RETIREMENT PLAN

    Upon termination of employment, a participant receives the value of the benefit under the Corporation's defined benefit Retirement Plan for Salaried Employees defined benefit formula. Under this defined benefit formula, the normal age for retirement is 65 when the formula yields the full defined benefit of 1% of average compensation (salary and bonus--in the case of the named executive officers, the amounts shown in columns (c) and (d) of the summary compensation table on page 11) for the five years of highest compensation prior to retirement up to the Social Security Maximum Earnings Base for the year prior to the year of retirement, plus 1.3235% of the five-year average compensation in excess of the Social Security Maximum Earnings Base. This sum is then multiplied by years of credited service to calculate the value of the annual benefit.

    The following table illustrates the approximate annual pension under the defined benefit formula of the Retirement Plan for different levels of compensation and years of service for retirements which occur during 1996. The amounts shown include amounts restored by the Corporation's Supplemental Pension Plan for Salaried Employees which would have been provided by the Retirement Plan except for the benefit limitations of the Internal Revenue Code on "qualified" plans (see below). The amounts shown are in addition to any benefits the employee may be entitled to under Social Security. The credited years of service for those identified in the table on page 11 are Mr. Ayers, 23 years; Mr. Clarke, 19 years; Mr. Huck, 25 years; Mr. Hunter, 21 years; and Mr. Weddle, 17 years.

  AVERAGE ANNUAL
COMPENSATION FOR                           APPROXIMATE ANNUAL PENSION
  THE HIGHEST 5                            UPON RETIREMENT AT AGE 65
CONSECUTIVE OF THE    -------------------------------------------------------------------
  LAST 10 YEARS       15 YEARS OF   20 YEARS OF   25 YEARS OF   30 YEARS OF   35 YEARS OF
  OF EMPLOYMENT         SERVICE       SERVICE       SERVICE       SERVICE       SERVICE
------------------    -----------   -----------   -----------   -----------   -----------
$  200,000 ..........   $ 36,764      $ 49,019      $ 61,274      $ 73,529      $ 85,784
   400,000 ..........     76,469       101,959       127,449       152,939       178,429
   600,000 ..........    116,174       154,899       193,624       232,346       271,074
   800,000 ..........    155,879       207,839       259,799       311,759       363,719
 1,000,000 ..........    195,584       260,779       325,974       391,169       456,364
 1,200,000 ..........    235,289       313,719       392,149       470,579       549,009


SUPPLEMENTAL PENSION PLAN

    The Corporation's defined benefit Retirement Plan and Savings Plan are "qualified" plans under the Internal Revenue Code and, accordingly, are subject to certain limitations of benefits which apply to "qualified" plans in general. The Corporation's Supplemental Retirement and Savings Plan for Salaried Employees restores these benefits on a non-qualified basis.

EXECUTIVE OFFICER AGREEMENTS

    The Corporation's executive officers have agreements with the Corporation which become effective only in the event of a change in control of the Corporation and which provide for payments of up to two years' compensation in certain cases in the event of the officer's resignation or involuntary termination.

COMPARISON OF 5 YEARS CUMULATIVE TOTAL RETURN AMONG THE STANLEY WORKS, S&P 500 INDEX, AND DOW JONES INDUSTRIAL DIVERSIFIED GROUP INDEX

    Set forth below is a line graph comparing the yearly percentage change in the Corporation's cumulative total shareholder return for the last five years to that of the Standard & Poor's 500 Stock Index (an index made up of 500 corporations including The Stanley Works) and the Dow Jones Industrial Diversified Group Index (an index made up of 17 corporations including The Stanley Works). Total return assumes reinvestment of dividends.


                                    [GRAPH]


The points in the above table are as follows:

                       END      END       END       END      END       END
                      1990     1991      1992      1993     1994      1995
Stanley               $100    $141.03   $152.23  $164.49   $136.87  $203.68

S&P 500                100     130.47    140.41   154.56    156.60   215.46

DJ Ind'l Dvsf'd        100     118.41    144.47   176.53    161.91   212.02

    Assumes $100 invested on 12/31/90 in the Corporation's common stock, S&P 500 Index and Dow Jones Industrial Diversified Group Index. The Dow Jones Industrial Diversified Group Index consists of the following 18 corporations: AlliedSignal Inc., CBI Industries, Inc., Cooper Industries, Crane Co., Dexter Corporation, Dover Corporation, FMC Corp., Harsco Corporation, Illinois Tool Works Inc., Ingersoll-Rand Company, National Service Industries, Inc., Parker Hannifin Corporation, PPG Industries Incorporated, Raychem Corporation, The Stanley Works, Tenneco Inc., Trinova Corporation and Tyco International, Ltd.

APPROVAL OF AMENDMENT OF THE CORPORATION'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES

    The shareholders are asked to consider and vote upon a proposal to approve a resolution which amends Section 3 of the Corporation's Restated Certificate of Incorporation to increase the authorized number of common shares from 110,000,000 to 200,000,000. The proposed resolution is set forth in full in Exhibit A at the end of this proxy statement.

    The Company is presently authorized to have issued and outstanding 120,000,000 shares, consisting of: (a) 110,000,000 shares of Common Stock, par value $2.50 per share, and (b) 10,000,000 shares of Preferred Stock, without par value, issuable in series (the "Preferred Stock"). The proposed amendment does not change the express terms of the Common Stock. No change in the express terms or in the number of authorized shares of Preferred Stock is proposed. As the Restated Certificate of Incorporation presently reads, shareholders have no preemptive rights. As of February 9, 1996, there were approximately 44,500,521 shares of Common Stock issued and outstanding, 1,722,330 shares of Common Stock held in treasury and no shares of Preferred Stock were outstanding. In addition, there were approximately 10,157,656 shares of Common Stock reserved for issuance pursuant to the 1988 Long-Term Stock Incentive Plan, the Stock Option Plan, the Employee Stock Purchase Plan, and the Stock Option Plan for Non-Employee Directors (the "Benefit Plans").

    The shareholders are being asked to approve an increase in the authorized number of shares to make sufficient shares available for general corporate purposes including possible stock splits or dividends and possible acquisitions in the future. No further authorization is required for the issuance of such additional shares for general corporate purposes except that further shareholder action would be required in connection with the authorization of additional shares of Common Stock under the Benefits Plans or new plan or under applicable stock exchange regulations. The rules of the New York Stock Exchange currently require shareholder approval in connection with an issuance of Common Stock (including securities convertible into Common Stock) in certain circumstances, including in acquisitions from related parties or a transaction or series of related transactions, other than a public offering for cash, if, among other things, the number of shares of Common Stock to be issued is equal to or in excess of 20% of the Common Stock outstanding before such issuance. The Board of Directors believes that the additional authorized shares of Common Stock under the proposed amendment will allow sufficient flexibility to deal with such situations in the future as they may arise from time to time which do not require shareholder approval.

    The Company has no present agreement, commitment, plan or intent with respect to the sale or issuance of shares of Common Stock other than as relates to issuances currently authorized under the Benefit Plans. If this proposal is approved by the Corporation's shareholders, the Board of Directors is considering authorization of a two-for-one stock split in the form of a stock distribution although, at the present time, there is no assurance that the Board will undertake such action. If such stock split is authorized, the Board of Directors would issue one additional share of Common Stock for each share held upon the record date to be determined by the Board of Directors to effectuate the stock split. As a result of such stock split, the Corporation would transfer $2.50 for each new share of Common Stock issued in the stock split from retained earnings to the Stock account as of the effective date of the stock split. The amounts so transferred would no longer be legally available for distribution to shareholders as dividends; however, it is estimated that the amount of Retained Earnings which would be legally available for dividends after this transfer will exceed $600 million.

    Depending on future market conditions, such a stock split is being considered at this time because it would place the market price of the Common Stock in a range more attractive to investors, particularly individuals, and may result in a broader market for the Corporation's Common Stock and more widespread ownership of the Corporation. While the impact on the market price of the shares of Common Stock of the Corporation cannot be predicted with certainty, it is likely that such a stock split would initially result in the market price of each share being approximately one-half of that previously prevailing, although the market price of all shares held by a particularly shareholder should remain approximately the same. Such a stock split may also cause brokerage commissions (which may be subject to negotiation) and other expenses associated with buying or selling shares of stock to increase in certain transactions involving the purchase or sale of shares. If the Board of Directors authorizes a two-for-one stock split in the form of a stock distribution, appropriate adjustment will be made on the effective date of such split with respect to shares of Common Stock available for issuance under the Benefit Plans.

    Of the 200,000,000 common shares to be authorized, after taking into account the stock split, approximately 90 million shares will be outstanding in the hands of shareholders; approximately 12 million shares will be reserved for the Corporation's stock option plans; approximately 6 million shares for the Employee Stock Purchase Plan; and approximately 3 million shares for the Long-Term Stock Incentive Plan.

    Each outstanding share of Common Stock also includes one Preferred Stock Purchase Right ("Right") which was issued pursuant to the Rights Agreement dated as of January 31, 1996 between the Company and the Right's Agent (currently State Street Bank and Trust Company), as amended (the "Rights Agreement"). The Rights expire on March 10, 2006, unless earlier redeemed by the Company. Each share of Common Stock issued pursuant to any stock split authorized by the Board of Directors would also include one Right.

    The Corporation has been advised by its counsel that under Federal income tax laws: the adoption of the proposed amendment to the Restated Certificate of Incorporation or the issuance of additional shares of Common Stock in connection with a stock split in the form of a stock distribution will result in no gain or loss or any other form of taxable income. In addition, the tax basis for shares in the hands of a shareholder prior to the distribution of the stock split shares would become the tax basis for the total number of shares to be held by such shareholder immediately after such distribution, and the holding period of the newly acquired shares would be deemed to be the same as the holding period of the corresponding shares held prior to the stock split. The laws of jurisdictions other than the United States may impose income taxes on the issuance of additional shares in connection with a stock split in the form of a stock distribution and shareholders subject to those laws are urged to consult their tax advisors.

    The affirmative vote of the holders of a majority of the outstanding shares will be required for approval of this proposal.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

Set forth below is information concerning awards in 1993 under the Corporation's 1988 Long-Term Stock Incentive Plan to the named officers.

                                                  ESTIMATED FUTURE PAYOUTS
                                              UNDER NON-STOCK PRICE BASED-PLANS
     (a)           (b)           (c)             (d)         (e)         (f)
                NUMBER OF    PERFORMANCE
                 SHARES,       OR OTHER
                UNITS OR    PERIOD UNTIL
                  OTHER     MATURATION OR     THRESHOLD    TARGET      MAXIMUM
NAME           RIGHTS (#)      PAYOUT            ($)         ($)         ($)
--------------------------------------------------------------------------------
R. H. Ayers         50%       1994-98          117,500     235,000     470,000
T. K. Clarke        50%       1994-98           47,500      95,000     190,000
R. Huck             50%       1994-98           45,000      90,000     180,000
R. A. Hunter        50%       1994-98           72,500     145,000     290,000
S. S. Weddle        50%       1994-98           51,750     103,500     207,000


Notes

    (b) In 1993 the Committee made awards under the 1988 Long-Term Stock Incentive Plan for the 1994-1998 Award Cycle. These awards were expressed as a percentage (in the case of those included in the table, 50%) of average annual base salary during the five-year Award Cycle which would be paid if targeted performance in earnings growth during the five-year Award Cycle were achieved by the Corporation. The targeted performance goal for the five-year Award Cycle for the Corporation is earnings growth equal to twice the rate of change over the Award Cycle of United States gross domestic product plus the rate of change of inflation (as measured by the gross domestic product deflator).

    (d) (e) (f) Assumes achievement by the Corporation of half of targeted performance in the case of column (d), achievement of targeted performance in the case of column (e), and the achievement of twice targeted performance in the case of column (f). Assumes that the base salaries of those included in the table do not change during the five years of the Award Cycle (payment is based on average base salary during the five-year Award Cycle). Assumes that the average price of the Corporation's shares during the five-year Award Cycle equals the market value of those shares at the time of payment of the award at the completion of the Award Cycle (awards are usually paid in shares, with such shares valued at the average price of the Corporation's shares during the five-year Award Cycle; if the market value of the Corporation's shares increases during the five-year Award Cycle so that the average price during the five-year Award Cycle is less than the market value at the time of payment of the award, the award will have a greater value than if it had been paid in cash).

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends approval of the amendment to the Restated Certificate. The approval of the resolution to amend the Restated Certificate requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting.

APPROVAL OF INDEPENDENT AUDITORS

    The third item of business to be considered is the approval of independent auditors for the Corporation to perform the annual audit for the 1996 fiscal year. Subject to the action of the shareholders at the Annual Meeting, the Board of Directors of the Corporation, on recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP, certified public accountants, as the independent auditors to audit the financial statements of the Corporation for the current fiscal year. The Board may appoint a new accounting firm at any time if it believes that such a change would be in the best interest of the Corporation and its shareholders.

    Ernst & Young and their predecessor firms have been the Corporation's auditors for the last 52 years. Total Ernst & Young fees for 1995 were $1,589,000. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

    The Audit Committee of the Board of Directors approves all audit and management consulting services provided by Ernst & Young. The Audit Committee believes that management consulting services have had no effect on auditor independence.

    The Board of Directors recommends a vote FOR approving Ernst & Young as independent auditors of the Corporation for the year 1996.

OTHER MATTERS

    SEC Form 4's filed in December 1994 and October 1995 on behalf of Theresa F. Yerkes, Stanley's Vice President and Controller, inadvertently omitted shares beneficially owned by her spouse and shares sold by her spouse, respectively. Once the error was discovered, amendments were promptly filed.

    Management does not know of any matters to be presented at the meeting other than the matters described in this Proxy Statement. If, however, other business is properly presented to the meeting, the proxy holders named in the accompanying form of Proxy will vote the Proxy in accordance with their best judgment. Shareholder proposals intended to be presented to the Corporation's 1997 Annual Meeting must be received by the Corporation not later than November 10, 1996 for inclusion in the Corporation's Proxy Statement and form of Proxy relating to such meeting, and must be received between January 18, 1997 and February 17, 1997 to otherwise be properly presented to the meeting.

                                      For the Board of Directors

                                            STEPHEN S. WEDDLE

                                                  Secretary

                                   APPENDIX A

    RESOLVED: That Section 3 of the Restated Certificate of Incorporation of The Stanley Works be and it hereby is amended as follows:

    "The stock of said corporation shall consist of [210,000,000] shares, divided into 200,000,000 common shares of the par value of $2.50 per share and 10,000,000 preferred shares, without par value. The Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred shares including, without limitation, any voting rights thereof, to divide the preferred shares into and to issue the same in series, to fix and determine the variations among series to the extent permitted by law, and, within the limits from time to time of the authorized but unissued common shares to provide that preferred shares, or any series thereof, may be convertible into the same or a different number of common shares.

    Shareholders, whether of common or preferred shares, shall have no pre-emptive rights with respect to any of the common or preferred shares. Upon conversion of preferred shares into common shares, the preferred shares surrendered in such conversion shall be retired unless the Board of Directors takes specific action that the same be canceled.

    Without limiting the powers now possessed by it, said corporation is vested with all the privileges and powers enumerated in the general corporation laws of this state as now existing or hereafter amended. Its officers and directors shall have the powers given to directors and officers of corporations in said general corporation laws. Said corporation is authorized to add to and otherwise amend its corporate powers and purposes in the extent and manner permitted to corporations organized under said general corporation laws, provided that the subject matter of such changes could have been lawfully inserted in the original certificate of incorporation of a corporation organized under said general corporation laws and provided further that certificates of such changes be filed with the secretary of the state as therein provided."

                                                                  [STANLEY LOGO]



                                                                       NOTICE OF
                                                                  ANNUAL MEETING
                                                                 OF SHAREHOLDERS
                                                                       AND PROXY
                                                                       STATEMENT



                                      ==========================================
                                            MEETING DATE: APRIL 17, 1996

                               Preliminary Copies

                                THE STANLEY WORKS

                            PROXY FOR ANNUAL MEETING

                                 APRIL 17, 1996

         The undersigned appoints Richard H. Ayers, Edgar R. Fiedler and Hugo E. Uyterhoeven, with full power of substitution, as proxies to act and vote on the signer's behalf at the Annual Meeting of Shareholders of THE STANLEY WORKS, and at any adjournments thereof, upon such business as may come before the meeting.

         WHEN SIGNED AND RETURNED, THIS PROXY WILL BE VOTED AS DIRECTED BY YOU. IF SIGNED AND RETURNED WITH NO DIRECTION, THIS PROXY WILL BE VOTED FOR ITEMS 1,2 AND 3.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

The Board of Directors recommends a vote FOR Items 1, 2 and 3

                          CONFIDENTIAL VOTING
                          DO YOU WISH THIS VOTE TO REMAIN CONFIDENTIAL? / / IF SO, PLEASE MARK INSIDE THIS BLUE BOX.

ITEM 1.  Election of Directors.

         Nominees: Walter J. McNerney, Gertrude G. Michelson, John S. Scott, George A. Lorch, Stillman B. Brown, Edgar R. Fiedler, Mannie L. Jackson and Kathryn D. Wriston.

                                            PLEASE MARK VOTES / /  OR /X/

            WITHHOLD
   FOR      AUTHORITY        (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
                              INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON
   / /        / /             THE LINE BELOW.)

                              --------------------------------------------------

ITEM 2.  Approve amendments to Restated      ITEM 3. Approve Ernst & Young as
         Certificate of Incorporation.               independent auditors for
                                                     1996.

         FOR     AGAINST     ABSTAIN                 FOR     AGAINST     ABSTAIN

         / /       / /         / /                   / /       / /         / /


Dated                        , 1996
      -----------------------

Please sign name exactly as indicated hereon. When signing as attorney, executor, trustee, etc., please give full title.


----------------------------------
     Signature of Shareholder


----------------------------------
     Signature of Shareholder


PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.